EXHIBIT 14.1

Propex Fabrics Inc.

Code of Business Ethics

(Cover page with Logo and Policy Title)

TABLE OF CONTENTS

Code of Conduct
Core Values
Ethical Decision Making
Guidance in Reporting
Accuracy of Records
Antitrust Compliance
Gifts and Entertainment
Conflicts of Interest
Commitment to Quality
Consultants, Agents and Other Third Parties
Information Technology Security and Ethics
Health Safety and Environment
Human Resources
Substance Abuse Policy
Privacy of Employee Personal Information
Equal Opportunity Policy
Employment of Closely Related Persons
Harassment
Safe and Secure Work Environment
International Business
General
Export and Import Trade Regulations
The Foreign Corrupt Practices Act
Boycott
Securities
Political Contributions
Public Statements
Frauds and Thefts
Confidentiality
Waivers
Code of Business Ethics Contacts
Receipt and Acknowledgment

Propex Fabrics Inc.

Code of Business Ethics

The personal integrity of each of our employees and their commitment to the highest standards of personal and professional conduct underlie the ethical culture of Propex. Our business will be conducted fairly, impartially, in an ethical manner, and in full compliance with all laws and regulations. Employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality and reputation or otherwise cause embarrassment to the company.

Propex expects you to behave as follows, at all times, without exception:

You will comply with all laws, rules and regulations. Propex will actively promote awareness and understanding of all applicable laws so that you will clearly understand what your compliance obligations are.

You will assure that those who seek to do business with Propex have fair opportunities to compete for our business. Propex competes fairly, without collusion or collaboration, with competitors.

You will protect the assets of Propex and use them only for appropriate company approved activities. You will protect proprietary information at all times, and will not disclose such information to anyone without proper authorization.

You will exercise diligence in maintaining the strict confidentiality of non-public information concerning the company, its suppliers, customers and competitors.

You will refrain from using your position with Propex, or knowledge of non-public information, for personal gain.

You will refuse to accept any role in any outside concern that would adversely influence your responsibilities. Employees should make full disclosure and withdraw from discussions and decisions when personal interest appears to interfere with the company business interests.

You will recognize and report any concern about possible illegal or unethical behavior. Propex will ensure that such reports made in good faith will be acted upon responsibly and without retaliation.

Any violation of Propex policy or the law by an employee may subject the employee to disciplinary action, up to and including termination.

Propex Fabrics Inc.

CORE VALUES

People

We will provide a workplace that enables people to be involved in making decisions about their work. Employees are the most valuable asset of our company and are the foundation that allows us to achieve and maintain our goal. They are the heart of our business and the face of the company to our customers and to our communities.

Integrity

We will honor our commitments and take responsibility for our actions. We will treat everyone with trust, respect and fairness. We will consistently deal with our business associates and communities with a superior level of responsiveness and the highest degree of integrity and honesty.

Quality

At Propex, quality extends beyond the physical attributes of our products and is embedded in our relationships with customers, suppliers, employees and the communities in which we operate.

Customers

We are driven by the needs of our customers. We understand our customers’ needs and deliver innovative products and services to meet those needs.

Corporate Citizenship

Everywhere we do business, we strive to make our communities better places to live, work and grow. We are committed to observe sound environmental business practices and to act as concerned and responsible neighbors.

Shareholder and Investor Value

Propex is committed to pursuing profitable growth, without taking undue risk, to exercising financial discipline in the deployment of our assets and resources, and to making accurate, timely, and clear disclosures in all public reports and communications.

ETHICAL DECISION MAKING

We face issues and confront decisions every day that require us to weigh our options and make reasoned judgments. While some of these decisions are easy to make, some are not so clear and require careful consideration.

If you are unsure of what to do, ask yourself these questions, before you act.

“Are my actions legal?”

“Am I being fair and honest?”

“How will I feel about myself afterwards?”

“What would I tell my child to do?”

If you are still unsure, consider the following as warning signs if your thoughts are:

“Well maybe just this once…”

“No one will ever know…”

“It doesn’t matter how it gets done as long as it gets done…”

“What’s in it for me…”

The code cannot provide definitive answers to all questions. For that we must ultimately rely on each person’s good sense for what is required to adhere to Propex’s high standards, including a sense of when it is proper to seek guidance on the appropriate course of conduct. In most instances, you should bring questions concerning the application of this Code to the attention of your direct manager.

GUIDANCE IN REPORTING

Any time issues arise that involve crises relating to the health, safety or well being of others or that would pose a danger to the environment or the assets of Propex, you should follow the procedures outlined in your location’s facility crises plan. It will be the responsibility of the facility manager to report these types of issues to the appropriate senior manager.

All other issues related to violations of the Propex Code of Business Ethics, other Propex policies, reporting or the law, you may contact any of the following in confidence.

Corporate or Local Human Resources Representative

Chief Financial Officer

General Counsel

Manager, Internal Audit/Corporate Compliance

If you wish to remain anonymous you may communicate by mail or by calling the Ethics Hotline. Propex has a policy of taking all reasonable steps to protect the confidentiality of those making reports of possible misconduct to the maximum extent legally permissible. We also have a policy ensuring that no person making a good faith report of a violation will be subject to any reprisals for such reporting.

Any person to whom a suspected violation is reported must report the event to the Manager, Internal Audit/Corporate Compliance either in writing, delivered to the Company’s Headquarters by mail, fax or email, or by calling the Ethics Hotline.

Contacts are listed in the section titled “Code of Business Ethics Contacts” near the end of this policy.

ACCURACY OF RECORDS

Propex is committed to maximizing long-term shareholder value. To deliver on this commitment, we will maintain excellent standards of planning and financial control. Our understanding of risk and management of financial matters will be carried out to the highest professional standards.

We will do this by:

Preparing plans and setting clear business performance targets

Challenging plans and targets and monitoring progress against them

Ensuring that investments of whatever type are properly evaluated and approved and that expenditure (of both revenue and capital) is authorized

Understanding and managing the risks to all company assets, including information and digital business systems, and ensuring that objectives are met efficiently, with sound control processes

Producing financial reports that are reliable, accurate and timely, and ensuring that all transactions are properly handled and reported and that assets are financially safeguarded

Reports provided to management, investors, and the government will constitute full, fair, timely, and accurate disclosures.

ANTITRUST COMPLIANCE

Federal and state antitrust laws prohibit monopolies and agreements that unreasonably restrain trade. These laws generally are based on the premise that open competition in a free marketplace will lead to appropriate prices and promote an efficient, productive economy. Such laws exist in the United States, the European Union, and in many other countries.

Generally, the antitrust laws prohibit the following conduct:

Price fixing

Bid rigging

Market division

Concerted refusals to deal

Tying arrangements

Exclusive dealing

Reciprocity

Monopolization

Unfair methods of competition

Employees are expected to conduct themselves and their Propex business in such a manner as to be in compliance with these laws. Because failure to comply with these laws can be extremely damaging to Propex and its employees, transactions that raise concern should be immediately reported to the General Counsel.

Reference details contained in Propex Fabrics Inc. Policy titled “Antitrust Policy and Guidelines”)

GIFTS AND ENTERTAINMENT

Gifts and Entertainment are an important way of building and reinforcing business relationships with all those with whom we come into contact on Propex business. However, any Gift and Entertainment must be given and accepted with care in order to avoid possible misinterpretation.

Misinterpretations can arise whether we are giving or accepting, e.g. they could be seen as an attempt to bias a decision, or to enhance personal lifestyles by a misuse of company funds. We could be thought to have entered into an obligation to reciprocate, either in kind or with some other benefit. The risk of misinterpretation is enhanced if the recipient is alone when offered the gift or entertainment.

Only gifts of nominal value and reasonable entertainment may be accepted. All expenditures on gifts and entertainment must be properly authorized and accounted for.

Propex will never accept gifts or entertainment from participants in any competitive bid or tender during the bid or tender process.

(Reference details contained in Propex Fabrics Inc. Policy titled “Gifts and Entertainment”)

CONFLICTS OF INTEREST

A conflict of interest occurs when personal interest interferes or gives the appearance of interfering with ones ability to exercise judgment objectively in the best interest of the Company.

Engaging in outside activities such as secondary employment or freelance activities should not get in the way of your duties with Propex, involve the use of Propex resources, seek to influence any kind of transaction with Propex, or entail the application of proprietary knowledge gained in Propex service to the benefit of another organization or an outside employer.

Potential or actual conflicts of interest should be disclosed to your management for resolution. Non-disclosure of a conflict of interest, for whatever reason, demonstrates a willful breach of trust. A disclosure that knowingly fails to reveal fully all pertinent and specific details will be viewed as intentional deceit.

Most conflicts may be avoided by following these simple guidelines:

Avoid putting yourself in a position where your loyalties may become divided.

Before engaging in outside employment obtain the relevant management endorsement

Explicitly declare all conflicts of interest and fully disclose all pertinent and material factors to your management.

Take no part in nor seek to influence a business decision, process or transaction under a conflict of interest situation.

Ensure that the business decision, process or transaction is insulated from even the appearance of bias.

COMMITMENT TO QUALITY

Quality has always been an important element of Propex operations. The Quality Excellence Process (QEP), adopted in 2002, is modeled after the ISO 9001-2000 Standard, but modified to better meet the needs of the business. The QEP will yield superior results, as compared to other standards, because:

It is designed to meet our needs, and the needs of our customers, not compliance with an outside standard

Its ownership will be all employees

It allows us to concentrate on what is important to us and to change that concentration as business needs dictate

It allows us to focus on meeting customers’ needs

The are eleven elements that are essential components of the QEP:

Management Responsibility

Employee Responsibility

Customer Focus

Procurement

Process and Testing Control

Design Control

Managing Change

Document Control and Quality Records

Nonconformance Analysis and Prevention

Continuous Improvement

Assessment and Assurance

(Reference details contained in Propex Fabrics Inc. Policy titled “Quality Excellence Process”)

CONSULTANTS, AGENTS, AND OTHER THIRD PARTIES

Where a company, organization or person acts or might reasonably be perceived to act on behalf of Propex, (hereinafter referred to as a “Contractor”) that Contractor will be expected to conduct business in accordance with our Code of Ethics, or with a code of ethics and conduct that is at least as rigorous. To the external world, Contractor’s actions are indistinguishable from that of Propex and will reflect on Propex’s reputation. We have a duty to ensure that Contractors are aware of our commitments and that we do not rely on good intent. We must consider how our actions could be interpreted and perceived by others if all the factors, including our commercial gain, were exposed to public scrutiny.

The following guidelines must be followed in the retention of all Contractors.

A formal approval process should be established prior to the selection decision.

The selection decision is made within the required delegation of authority.

The decision making process should be documented to provide an audit trail, taking into account due regard for the third parties’ capabilities to meet our commitment and policy expectation on Ethical Conduct.

A full review and challenge should be sought from Propex management and Internal Audit when such relationships have the potential to impact on the reputation of Propex.

Perform and document due diligence checks on all new third parties under consideration.

Provide policy and explain the impact of our commitment on Ethical Conduct prior to engagement.

Written agreements will address, in clear terms, the boundaries in which the third party may act on behalf of Propex.

Payments must be clearly related to and commensurate with the services that they are expected to provide and should be covered by a contractual agreement.

Propex will monitor the actions and ethical performance of Contractors. Any credible allegation or evidence of impropriety should be brought the attention of senior management, referred to General Counsel, investigated appropriately, and a resolution determined.

INFORMATION TECHNOLOGY SECURITY AND ETHICS

Propex technological and information resources are provided to allow staff and approved Contractors to pursue the mission of the company, and are to be used to the extent that they promote that mission either directly or indirectly in supporting the offices and agencies that maintain Propex operations.

Technological and information resources are to be accessed and utilized in an ethical manner. All users of technological and information resources are expected to observe high moral, legal, and professional standards, and are expected to support the mission, and act in the best interests of Propex.

All users of technological and information resources are responsible for the protection of Propex assets and for the accuracy, integrity, and confidentiality of the information to which they have access. Resources are not to be abused or employed in such a way as to interfere with, or cause harm or damage to, another person, institution, or company within or outside of Propex.

(Reference details contained in Propex Fabrics Inc. Policy titled “Information Technology Security & Ethics Policy”)

HEALTH, SAFETY AND ENVIRONMENT

Propex, guided by our philosophy of continuous improvement, is committed to its goal of achieving “zero” incidents to personnel and to the environment through systematic, vigilant, and proactive attention to protecting the health and safety of every individual who plays a part in our operations, or who lives in the communities within which we operate. Therefore, we will strictly adhere to all applicable laws and regulations relating to environmental protection and workplace health and safety. Propex is also firmly committed to complying with all national and local laws and regulations regarding reporting.

(Reference details contained in Propex Fabrics Inc. Policy titled “Policy Commitment to Health, Safety and Environmental performance (HSE)”)

HUMAN RESOURCES

Substance Abuse

Propex is committed to providing a safe and healthy workplace that enables employees to perform at their most productive levels. The goal is to establish and maintain a work environment that is free from the adverse effects of drug and alcohol use.

No employee shall manufacture, distribute, dispense, possess or use prohibited substances while on the job or on Propex premises.

No employee shall report to work or be on the job under the influence of prohibited substances.

No employee shall test positive for the presence of prohibited substances in amounts equal to or exceeding the level set forth in this policy.

No employee shall refuse to undergo a prohibited substance test required by this policy.

Should an employee test positive on a prohibited substance test, and not be terminated from employment, the employee is to be referred to the Employee Assistance Program (EAP) for a clinical assessment and determination as to whether rehabilitation is necessary.

Propex will comply with all state laws and the regulations of all federal agencies in the administration of Substance Abuse Policy.

Propex operations outside the United States have developed policies that conform to the laws and customs of that nation.

A safe, drug-free workplace is a global standard for Propex.

(Reference details contained in Propex Fabrics Inc. Policies and Procedures Manual, Section 4.14 titled “Substance Abuse”)

Privacy of Employee Personal Information

Propex respects each person’s privacy and intends to maintain employees’ personal information as confidential.

In the relationship between Propex and its employees (past and present), some personal information must be obtained with respect to each employee in order to administer its planning and personnel functions.

Propex employees who have access to employee personal information for the purpose of fulfilling their assigned responsibilities will be advised and counseled on the “Personal Information Practices” policy.

(Reference details contained in Propex Fabrics Inc. Policies and Procedures Manual, Section 4.13 titled “Personal Information Practices”)

Equal Employment Opportunity

Propex will treat each applicant for employment and each employee on individual merit without regard to race, color, religion, gender, age, national origin, disability, veteran status, or other status protected by applicable law.

Equal employment opportunity principles must be communicated (via postings in common areas) to all employees and reaffirmed each year. Propex businesses not subject to U.S. Law shall apply the intent and provisions of this policy consistent with national or local laws in other countries.

(Reference details contained in Propex Fabrics Inc. Policies and Procedures Manual, Section 2.01, titled “Equal Employment Opportunity”)

Employment of Related Persons

Employment of relatives of current company employees will be considered based on the following guidelines.

Generally, an individual should not be hired for or placed in a position that reports either directly to a relative or is under the jurisdiction of a relative.

In all employment situations, management is to use good business judgment to avoid the perception of favoritism and conflicts of interest in the employment of a relative of an employee.

The hiring of relatives of senior executives and directors of Propex is prohibited.

(Reference details contained in Propex Fabrics Inc. Policies and Procedures Manual, Section 2.04, titled “Employment of Relatives”)

Harassment

Propex has a strong commitment to provide a working environment for all employees that is free from discrimination and from harassment of any kind. Employees, regardless of gender, at all levels have the responsibility to avoid any act or actions, implied or explicit, that may suggest harassment in any form.

Sexual harassment is one type of harassment that takes many forms. It may involve the solicitation of sexual favors or the initiation of any unwelcome sexual advance by one employee towards another. The creation of a work environment that is hostile, intimidating or offensive to an individual or group because of gender or sexual orientation may also constitute sexual harassment.

Propex is committed to a work environment free of harassment and will strictly enforce the guidelines of this policy.

(Reference details contained in Propex Fabrics Inc. Policies and Procedures Manual, Section 4.06, titled “Non-Harassment”)

Safe and Secure Work Environment

Propex will use reasonable efforts to provide a safe working environment in all aspects of the employment relationship from entry to exit. Propex does not tolerate violence or threats of violence and takes reasonable measures to provide a safe work place.

Acts of work place violence include conduct that is sufficiently severe, offensive, or intimidating to alter employment conditions or to create a hostile, abusive, intimidating, harassing, or coercive work environment. Acts of work place violence include those which result or could result in injuries to employees or others, or damage to property.

Threats include any act or verbal statement which has the effect of placing a reasonable person in fear or apprehension about his or her own emotional and/or bodily well-being or the well-being of another person. Propex takes threats of violence seriously, even if made in a joking manner.

Possession of weapons on property owned, leased, or occupied by Propex or adjacent to the premises, in vehicles, or parking areas owned or leased by Propex, or by an employee or Contractor is prohibited.

Propex will comply with all state and federal laws and regulations in the application and execution of this policy.

(Reference details contained in Propex Fabrics Inc. Policies and Procedures Manual, Section 3.04, titled “Work Place Risk Reduction and Response”)

INTERNATIONAL BUSINESS

General

Propex is a global company and is therefore subject to the laws of many nations. Some nation’s laws, particularity those of the United States, apply to business activities outside their boundaries. Regulations that are inadequate or ambiguous require that we attempt to reconcile the ‘letter of the law’ and the ‘spirit of the law’ to ensure effective management of any risk. In such cases, early consultation with the General Counsel will help in developing an appropriate course of action. Breach of law can create an exposure to damages, fines or custodial sentences. The associated publicity may portray Propex as being irresponsible and acting against the public interest in the community in which it operates.

The laws we abide by differ by country and we must therefore be sensitive to the cultures and customs of the countries where we operate and respect the communities and environment where we do business.

Export and Import Trade Regulations

All governments regulate trade through restrictions on exports and imports of goods, technology and services. Propex will fully comply with all applicable laws and regulations governing exports and imports of goods and services including U.S. imposed embargos and other special controls (Special Trade Controls).

The Foreign Corrupt Practices Act (FCPA)

The FCPA contains two main substantive provisions:

An anti bribery provision; and

An accounting provision that provides for reasonable assurance that transactions are properly authorized, recorded and subject to periodic accounting reconciliation.

In tandem, these two provisions are intended to prevent bribery of foreign officials by imposing civil and criminal penalties on those companies and individuals that are subject to the FCPA and who are determined to have violated its provisions.

The FCPA prohibits the payment of any sum of money or anything of value to foreign government officials, agencies of foreign governments or any official of a public international organization for the purpose of obtaining, retaining or directing business. These restrictions apply to employees, Contractors and marketing representatives of Propex.

The European Union and many other industrialized nations maintain and enforce laws similar to the FCPA.

Questions concerning the FCPA as it relates to your area of responsibility or compliance issues should be directed to Propex’s General Counsel.

BOYCOTT

“The anti-boycott laws were adopted to encourage, and in specified cases, require U.S. firms to refuse to participate in foreign boycotts that the United States does not sanction. They have the effect of preventing U.S. firms from being used to implement foreign policies of other nations that run counter to U.S. policy.”1

“The anti-boycott provisions of the Export Administration Regulations (EAR) apply to all “U.S. persons,” defined to include individuals and companies located in the United States and their foreign affiliates. These persons are subject to the law when their activities relate to the sale, purchase, or transfer of goods or services (including information) within the United States or between the U.S. and a foreign country. This covers U.S. exports and imports, financing, forwarding and shipping, and certain other transactions that may take place wholly offshore.”2

[1]	U.S. Department of Commerce
[2]	U.S. Department of Commerce

Many U.S. embargo programs apply to foreign parties that export products, technology or services deemed “subject to U.S. jurisdiction” because of their origin, content, or other circumstances. For the purpose of some of these laws, U.S. Citizens or permanent residents of the U.S. (“green card” holders) are individually “U.S. persons”, regardless of the nationality of their employer or location of employment.

Because the laws and regulations governing international boycotts are complex and revised often, it is important that you seek assistance from Propex’s General Counsel on potential boycott related issues. U.S. laws impose ongoing reporting requirements related to compliance. Propex’s General Counsel co-ordinates all reporting and also conducts annual compliance audits.

SECURITIES

Securities laws apply to employees, directors and Contractors representing Propex. Occasionally, in the performance of your duties, you may obtain material non-public information about Propex, or about a publicly traded company (domestic or foreign) with which Propex is doing business or is in some type of negotiations. “Material” non-public information is information not known to the public that could affect a decision to buy, sell or hold a particular security or affect the market for that security. Information is considered “public” when it has been disclosed by Propex or the third party in a press release or other public statements, including a filing with a governmental agency, and the public has had time to absorb the information fully. Material non-public information includes but is not limited to major acquisitions or divestments, major reorganizations, future marketing plans, new product plans and interim financial information.

United States securities laws prohibit the disclosure or use of non-public information for personal gain. Propex employees, directors and Contractors with knowledge of non-public information should exercise extreme diligence to maintain it in strict confidence. If you leave Propex, your obligation to maintain the confidentiality continues until that information has been formally disclosed to the public.

Following these two simples rules will normally ensure compliance with the security laws:

Do not use non-public information for personal gain.

Do not pass along such information to someone else without a need to know.

Propex prohibits the purchase of the Company’s publicly issued debt instruments by members of the Board or by employees.

If you have any questions concerning non-public information or your job duties as they relate to U.S securities law, you must contact Propex’s General Counsel.

POLITICAL CONTRIBUTIONS

Propex is an international business participating in society under a broad political spectrum. Political contributions are open to the interpretation of being an inducement for future beneficial treatment. They can also be interpreted as political bias or interference with the democratic process. Propex will not unfairly or illegally influence the political process in the countries or communities in which they do business. We will comply with all national, state, local and other countries laws that govern the political process.

Propex encourages its employees to express their beliefs by being active in the political process. However, these activities must be on the employees’ own time must not portray that they are acting on behalf of or representing Propex.

Questions regarding Propex’s position on political activities should be directed to the General Counsel.

PUBLIC STATEMENTS

Generally, employees must not make public statements regarding issues or matters about which they are not authorized spokespersons. It is important that Propex provide the public with accurate and consistent information regarding our operations.

If the media contacts you concerning a Propex matter, refer them the CEO, CFO or the General Counsel.

FRAUDS AND THEFTS

It is the responsibility of every employee to ensure that the assets of Propex are protected against theft, loss or abuse. Assets include tangible assets, such as equipment, products and money, and intangible assets, such as information and reputation. Employees are encouraged to be alert of unusual activities or unknown individuals, which could lead to the theft or damage to Propex property or personnel.

Any suspicious activity should be immediately reported to your supervisor or Manager, Internal Audit.

CONFIDENTIALITY

Propex makes extensive use of proprietary information in all aspects of its business. It is important that our Employees have access to information they need to carry out their employment duties. Information that is not known to our competitors or not otherwise generally known or available to others can be a source of advantage to our business. It is an important asset of Propex. This includes not only technical and manufacturing information, such as that concerning our manufacturing processes, equipment, raw materials, products and QC specs, but also business and financial information, such as knowledge related to our customers, suppliers, marketing and pricing programs and strategies, costs and margins, market shares in various product lines, business plans, strategic alliances and our alliance partners, and other important or sensitive information.

Employees who have access to Propex information have important responsibilities to use it properly and to protect against it becoming known to our competitors and others outside of Propex.

This Policy states the expectations of Propex and responsibilities of its employees as they relate to confidentiality and inventions. The objective of the policy is to further the interests of Propex in protecting information that is a source of actual or potential value to our business. A related objective is to assist Propex to comply with obligations of others we deal with, such as actual and prospective customers, suppliers, licensors and alliance partners, requiring confidential treatment of sensitive information we receive from them.

(Reference details contained in Propex Fabrics Inc. Policy Titled “Confidentiality Policy”)

WAIVERS

Executive managers and directors that believe a waiver of the Code of Business Ethics is necessary or appropriate must state your reasons in a written request and send it to the Audit Committee. Only the Board of Directors or a committee of the Board may grant waivers for executive managers and directors. These waivers must be promptly disclosed to the shareholders of the company.

Employees may submit a request for waiver, with the approval of their supervisor, to the Manager, Internal Audit/Corporate Compliance. These will require the joint approvals of the General Counsel and Vice President, Human Resources.

Code of Business Ethics Contacts

Your Supervisor
Name
Phone

Your Human Resource Department
Name
Phone

Propex Fabrics Inc.

U.S. and Canada Hotline

(8XX)-XXX-XXXX

Propex Fabrics Inc.

Chief Financial Officer

Phone: (770) 944-4687

E-mail: finance_comply@propexfabrics.com

Propex Fabrics Inc.

General Counsel

Phone: (770) 944-4477

E-mail: legal_comply@propexfabrics.com

Propex Fabrics Inc.

Vice President, Human Resources

Phone: (770) 944-4430

E-mail: hr_comply@propexfabrics.com

Propex Fabrics Inc.

Manager, Internal Audit/Corporate Compliance

Phone: (770) 944-4530

E-mail: comply@propexfabrics.com

Propex Fabrics Inc.

European Union

Hotline: XXXX XX XXX

Propex Fabrics Inc.

Mexico

Hotline: XX XX XXX XXXXX

Propex Fabrics Inc.

Brazil

Hotline: XX XX XXXXXXX

Receipt and Acknowledgment

I acknowledge that I have received my personal copy of the Code of Business Ethics. I understand that each employee, director, and Contractor is responsible for knowing and adhering to the principles and standards of the code.

Signature

Print Name

Location

Date